Exhibit 18

October 6, 2009

OMNOVA Solutions Inc.

175 Ghent Road

Fairlawn, Ohio 44333

Dear Members of Management,

Note A of Notes to the Unaudited Interim Consolidated Financial Statements of OMNOVA Solutions Inc. (the “Company”) included in its Form 10-Q as of and for the three- and nine-months ended August 31, 2009 describes a change in method of accounting to eliminate a previously existing one-month lag in reporting for certain of the Company’s subsidiaries outside the United States. We conclude that the elimination of the previously existing difference between the parent company and certain of its consolidated subsidiaries, which represents a change in accounting principle, is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company for any periods subsequent to November 30, 2008, and therefore we do not express any opinion on any financial statements subsequent to that date.

Very truly yours,

/s/ Ernst & Young, LLP
Ernst & Young, LLP
Akron, Ohio